Exhibit 4.3

Execution Copy

FIRST AMENDMENT TO THE SHARE PURCHASE AGREEMENT

This AMENDMENT (the "Amendment"), dated as of March 28, 2010 to the Share Purchase Agreement and the Addendum thereto dated as of February 8, 2010 (collectively, the "Agreement") dated as of October 25, 2009, is entered into among AP.SB.AR Holdings Ltd. and B. Communications (SP2) Ltd.

WHEREAS, the Parties to the Agreement wish to amend sub-Section 2.3(c) of the Agreement in the manner set forth below and to add a new sub-Section 2.4(b)(vi), all as further set forth below;

NOW, THEREFORE, in consideration of the mutual promises herein made, the Parties hereby agree as follows:

1.	All terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

2.	It is hereby agreed that the following language shall be added at the end of sub-Section 2.3(a)(ii):

"and evidence of the appointment of the Purchaser Directors, subject to the provisions of Section 2.3(c) below;"

3.	It is hereby further agreed, that sub-Section 2.3(c) of the Agreement shall be amended and replaced in its entirety with the following language:

"The Purchaser has provided the Company with the names of the persons recommended by the Purchaser to serve as directors of the Company immediately following the Closing (the "Purchaser Directors"); provided that (i) the persons recommended by the Purchaser to serve as the Purchaser Directors comply in all respects with the requirements and qualifications provided for in the Company's organizational documents and under any applicable law, including any MoC regulations and internal resolutions of the MoC, and (ii) Purchaser shall have the right to change the list of Purchaser Directors from time to time until five(5) Business Days prior to the Closing Date. Subject to the Purchaser providing the Seller with the details of the Purchaser Directors as set forth above at least five (5) Business Days prior to the Closing Date, and further subject to Purchaser providing Seller with advance written notice of at least five (5) Business Days prior to the Closing Date regarding the designated date thereof, the Seller shall act to convene a special Board meeting on the designated Closing Date, whose agenda shall include the resignation of the Seller Directors and the appointment of the Purchaser Directors in their stead, all in accordance with the provisions of Article 85.1 of the Articles of Association of the Company."

Execution Copy

4.	It is hereby further agreed that a new sub-Section 2.4(b)(vi) shall be added to the Agreement, as follows:

"(vi)           Appointment of the Purchaser Directors, subject to the provisions of Section 2.3(c) above."

5.
This Amendment forms an integral part of the Agreement and any provision of the Agreement not specifically altered, modified or amended hereby shall remain in full force and effect. References to the Agreement shall be deemed to be references to the Agreement as amended hereby and as further amended from time to time.

6.
This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A signed Amendment received via facsimile will be deemed an original, and binding upon those who signed it.

[Signature page follows]

Execution Copy

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

AP.SB.AR Holdings Ltd.

By: ______________________
Title: _____________________
Date: _____________________

B. Communications (SP2) Ltd.

By: ______________________
Title: _____________________
Date: _____________________